PHYSICIANS CLINICAL LABORATORY, INC.
                                AND SUBSIDIARIES

                      February 29 (28), 1996, 1997 and 1998

                                 C O N T E N T S


                                                                 Page

                                                                   3

CONSOLIDATED FINANCIAL STATEMENTS

   CONSOLIDATED BALANCE SHEETS                                     6

   CONSOLIDATED STATEMENTS OF OPERATIONS                           7

   CONSOLIDATED STATEMENTS OF CASH FLOWS                           8

   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)        9

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                     10

                      PHYSICIANS CLINICAL LABORATORY, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                February 28, 1997 and 1998 and November 30, 1998

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                                       Predecessor
                                                                         Company                   Reorganized Company
                                                                      February 28,         February 28,            November 30,
                                                                          1997                 1998                   1998
                                                                                                                   (Unaudited)
CURRENT ASSETS:
   Cash                                                                $      500,516        $    190,013          $     1,411,014
   Trade accounts receivable -
      Third parties                                                        18,998,025            12,701,052             17,391,507
      Related parties                                                         322,964               476,642                554,255
                                                                     ----------------    ------------------     ------------------
        Total accounts receivable                                          19,320,989            13,177,694             17,945,762
      Less allowance for doubtful accounts                                  9,729,785             2,245,986              8,115,867
                                                                     ----------------    ------------------     ------------------
        Net accounts receivable                                             9,591,204            10,931,708              9,829,895

   Notes receivable -- current                                                361,650                     -                      -
   Supplies inventory                                                       1,534,592             1,180,920              1,469,043
   Prepaid costs and other assets                                           1,501,298               394,474                671,188
                                                                     ----------------    ------------------     ------------------

        Total current assets                                               13,489,260            12,697,115             13,381,140

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, less
   accumulated depreciation and amortization of
   $23,238,541 and $594,972, respectively                                  11,595,900             2,531,448              2,497,469

REORGANIZATION VALUE in excess of amounts
   allocable to identifiable assets, less accumulated
   amortization of $1,571,000                                                       -            24,012,605             22,826,464

OTHER LONG-TERM ASSETS                                                        686,855             424,131                463,966
                                                                      ---------------         -----------           ------------

        Total assets                                                 $     25,772,015       $    39,665,299       $     39,169,039
                                                                     ================    ==================     ==================


                      Liabilities and Stockholders' DEFICIT

                                                                       Predecessor
                                                                         Company                   Reorganized Company
                                                                      February 28,         February 28,            November 30,
                                                                          1997                 1998                   1998
                                                                                                                    (Unaudited)
CURRENT LIABILITIES:
   Current installments of long-term debt and leases                 $        283,687       $    48,360,853        $    56,193,104
   Note payable to related party                                            5,000,000                     -                      -

   Note payable to creditors                                                        -               400,000                      -
   Line of credit                                                           5,243,182             4,517,766              4,720,136
   Accounts payable                                                         1,237,338             4,717,344              7,106,145
   Accrued payroll                                                          1,857,352             1,263,122              1,310,336
   Accrued paid time-off                                                      170,201               952,935                626,835
   Accrued interest                                                         5,121,598             2,730,411              1,471,207
   Other accrued expenses                                                   1,708,074             3,293,075              2,992,627
                                                                       --------------         -------------         --------------
        Total current liabilities                                          20,621,432            66,235,506             74,420,390

LONG-TERM DEBT, less current installments                                     631,309             2,346,173              8,341,819

LIABILITIES SUBJECT TO COMPROMISE                                         167,776,289                     -                      -
                                                                     ----------------      ----------------        ---------------
        Total liabilities                                                 189,029,030            68,581,679             82,762,209

COMMITMENTS AND CONTINGENCIES                                                       -                     -                      -

STOCKHOLDERS' DEFICIT

   Preferred stock, par value $0.01 per share -
      20,000,000 shares authorized; none issued or outstanding                      -                     -                      -
   Common stock, par value $0.01 per share --
      30,000,000 shares authorized; 6,071,419 shares
      issued and outstanding as of February 28, 1997                           60,714                     -                      -
   Common stock, par value $0.01 per share -
      50,000,000 shares authorized; 2,500,000 shares
      issued and outstanding as of February 28, 1998                                -                25,000                      -
   Preferred stock, par value $0.01 per share -
      20,000,000 shares authorized; none
      issued or outstanding                                                         -                     -                      -
   Common stock, par value $0.01 per share -
      30,000,000 shares authorized; 2,500,000 shares
      issued and outstanding as of November 30, 1998                                -                     -                 25,000

   Additional paid-in capital                                              15,570,802            22,775,000             22,775,000
Accumulated deficit                                                      (178,888,531)          (51,716,380)           (66,393,170)

        Total stockholders' deficit                                      (163,257,015)          (28,916,380)           (43,593,170)
                                                                     ----------------      ----------------        ---------------
        Total liabilities and stockholders' deficit                  $     25,772,015       $    39,665,299        $    39,169,039
                                                                     ================       ===============        ===============

 The  accompanying  notes are an integral part of these statements.


                      PHYSICIANS CLINICAL LABORATORY, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              Years Ended February 29 (28), 1996, 1997 and 1998 and
                     Twelve Months Ended November 30, 1998
                                                    Predecessor Company                          Reorganized Company
                                                                                     Seven                              Twelve
                                                                                    Months          Five Months         Months
                                                                                     Ended             Ended             Ended
                                               Years Ended February 29 (28),     September 30,     February 28,     November 30,
                                                  1996              1997             1997              1998             1998
                                                                                                                      (Unaudited)
Net revenue
   Net revenue from third parties           $     86,828,901  $    60,422,858   $    39,466,458  $    25,432,951   $    55,988,202
   Net revenue from related parties                3,562,950        2,407,989           856,377          740,462         1,584,554
                                            ----------------  ---------------   ---------------  ---------------   ---------------

     Total net revenue                            90,391,851       62,830,847        40,322,835       26,173,413        57,572,756

Direct laboratory costs                           31,881,339       23,117,090        15,775,669        9,839,627        24,643,600
                                            ----------------  ---------------   ---------------  ---------------   ---------------

     Gross profit                                 58,510,512       39,713,757        24,547,166       16,333,786        32,929,156

Laboratory support costs                          26,509,055       20,013,962        11,233,414        7,328,075        17,991,127
                                            ----------------  ---------------   ---------------  ---------------   ---------------

     Laboratory profit                            32,001,457       19,699,795        13,313,752        9,005,711        14,938,029

Selling, general and administrative               27,739,434       24,880,448        10,652,308        7,093,342        16,551,120
Provision for doubtful accounts                   30,538,625        8,843,252         2,908,004        2,245,986         4,705,243
Credit restructuring costs                         4,903,436                -                 -                -                 -
Reorganization charges                                     -        1,558,820         1,982,032          503,470           475,417
Depreciation and amortization                     17,453,808        9,698,163         2,910,593        2,170,769         4,666,457
Write down of intangibles                         18,872,881       59,371,934                 -       45,327,000        44,727,000
                                            ----------------  ---------------   ---------------  ---------------   ---------------

      Operating loss                             (67,506,727)     (84,652,822)       (5,139,185)     (48,334,856)      (56,187,208)
Interest expense                                 (12,898,919)     (15,838,895)      (10,491,718)      (3,568,405)       (9,557,282)
Interest income                                       61,285           21,855                 8            1,634            28,040
Nonoperating income (expense), net                  (383,375)      (1,708,848)       (2,294,285)         185,247           280,380
                                            ----------------- ---------------   ---------------  ---------------   ---------------

     Loss before benefit for income taxes        (80,727,736)    (102,178,710)      (17,925,180)     (51,716,380)      (65,436,070)
Benefit for income taxes                           1,543,250                -                 -                -               -
                                            ----------------  ---------------   ---------------  ---------------   ---------------

      Loss before extraordinary gain             (79,184,486)    (102,178,710)      (17,925,180)     (51,716,380)      (65,436,070)

Fresh start adjustment                                     -                -        60,053,472                -                 -
Extraordinary gain on extinguishment
   of debt, net of taxes of $0                             -        3,500,000       121,128,723                -                 -
                                            ----------------  ---------------   ---------------  ---------------   ---------------

   NET (LOSS) INCOME$                           (79,184,486)   $  (98,678,710)  $   163,257,015   $  (51,716,380)  $   (65,436,070)
                                             ===============    ==============   ===============   ==============   ===============

Loss per common share - basic and diluted                  *                *                 *  $       (20.69)   $       (26.17)
                                                                                                 ==============    ==============

Weighted average common shares
   outstanding                                             *                *                 *        2,500,000         2,500,000
                                                                                                 ===============   ===============


* Loss per share amount as it relates to the predecessor company is not meaningful due to the reorganization.

   The  accompanying  notes are an integral part of these statements.



                      PHYSICIANS CLINICAL LABORATORY, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              Years Ended February 29 (28), 1996, 1997 and 1998 and
                     Twelve Months Ended November 30, 1998

                                                             Predecessor Company                        Reorganized Company
                                                                                     Seven                              Twelve
                                                                                    Months          Five Months         Months
                                                                                     Ended             Ended             Ended
                                               Years Ended February 29 (28),     September 30,     February 28,     November 30,
                                                  1996              1997             1997              1998             1998
                                                                                                                     (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES:
   Net (loss) income                        $    (79,184,486)   $ (98,678,710)  $   163,257,015    $ (51,716,380)    $ (65,436,070)
   Adjustments to reconcile net (loss)
     income to net cash provided by
     operating activities:
   Fresh start adjustments                                 -                -       (60,087,877)               -                 -
   Gain on debt extinguishment                             -                -      (121,128,723)               -                 -
   Medicare/MediCal settlement in debt                     -                -         2,100,000                -                 -
   Depreciation, amortization and write
     down of intangible assets                    36,326,689       69,070,097         2,910,593       47,497,769        49,393,457
   Provision for doubtful accounts                30,538,625        8,843,252         2,908,004        2,245,986         4,705,243
   Amortization of debt discount                           -                -                 -          588,000         1,409,800
   Credit restructuring costs                      3,118,592                -                 -                -                 -
   Net change in income tax refund
     receivable                                    5,181,785                -                 -                -                 -
   Net changes in operating assets and
     liabilities                                   1,487,822         19,626,940       7,511,988         (1,879,888)     5,430,217
                                                 -----------      -------------     -----------      -------------   -------------
     Net cash used in operating activities        (2,530,973)      (1,138,421)       (2,529,000)      (3,264,513)       (4,497,353)
                                            ----------------  ---------------   ---------------  ---------------     --------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
   Increase of intangible assets
     in connection with acquisitions                       -       (1,632,968)                -                -                 -
   Net acquisitions and disposals of
     equipment and leasehold improvements         (1,963,463)         366,613          (194,655)         (79,189)         (529,748)
                                            ----------------  ---------------   ---------------  ---------------   ---------------
   Net cash used in investing activities          (1,963,463)      (1,266,355)         (194,655)         (79,189)         (529,748)
                                            ----------------  ---------------   ---------------  ---------------   ---------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
   Borrowings of debt                              6,266,763        5,443,182         4,556,818        4,517,766         7,062,015
   Payments of debt                               (1,586,407)         536,016          (235,575)      (3,082,155)       (1,122,437)
   Gain on extinguishment of debt                          -       (3,500,000)                -                -                 -
   Proceeds from sale of capital stock                23,999           34,279                 -                -                 -
                                            ----------------  ---------------   ---------------  ---------------   ---------------
     Net cash provided by financing
       activities                                  4,704,355        2,513,477         4,321,243        1,435,611         5,939,578
                                            ----------------  ---------------   ---------------  ---------------   ---------------

     Net increase (decrease) in cash
       and cash equivalents                          209,919          108,701         1,597,588       (1,908,091)          912,477

CASH AND CASH EQUIVALENTS,
   beginning of period                               181,896          391,815           500,516        2,098,104           498,537
                                            ----------------  ---------------   ---------------  ---------------   ---------------

CASH AND CASH EQUIVALENTS,
   end of period                            $        391,815    $     500,516   $     2,098,104   $      190,013     $    1,411,014
                                            ================    =============   ===============   ==============     =============


The accompanying  notes are an integral part of these statements.



                      PHYSICIANS CLINICAL LABORATORY, INC.
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

  Three Years Ended February 28, 1998 and Twelve Months Ended November 30, 1998


                                                 Common            Common         Additional        Accumulated
                                              Stock Shares      Stock Amount    Paid-In Capital          Deficit

BALANCE AT FEBRUARY 28, 1995                       6,027,709  $        60,277   $    15,512,961  $    (1,025,335)

   Net loss                                                -                -                 -      (79,184,486)
   Proceeds from sale of capital stock
     options                                           5,378               54            23,945                -
                                            ----------------  ---------------   ---------------  ---------------

BALANCE AT FEBRUARY 29, 1996                       6,033,087           60,331        15,536,906      (80,209,821)

   Net loss                                                -                -                 -      (98,678,710)
   Proceeds from sale of capital stock
     options                                          38,332              383            33,896                -
                                            ----------------  ---------------   ---------------  ---------------

BALANCE AT FEBRUARY 28, 1997                       6,071,419           60,714        15,570,802     (178,888,531)

   Net income - Predecessor Company                        -                -                 -      163,257,015
   Issuance of stock for debt                      2,500,000           25,000        22,775,000                -
   Retired under plan of reorganization           (6,071,419)         (60,714)           60,714                -
   Fresh start adjustments                                 -                -       (15,631,516)      15,631,516
                                            ----------------  ---------------   ---------------  ---------------

BALANCE AT September 30, 1997                      2,500,000           25,000        22,775,000                -

   Net loss - Reorganized Company                          -                -                 -      (51,716,380)
                                            ----------------  ---------------   ---------------  ---------------

BALANCE AT February 28, 1998                       2,500,000  $        25,000   $    22,775,000  $   (51,716,380)

   Net loss - Reorganized Company
     (Unaudited)                                           -                -                 -      (15,276,790)
                                            ----------------  ---------------   ---------------  ---------------

BALANCE AT NOVEMBER 30, 1998
   (Unaudited)                                     2,500,000  $        25,000   $    22,775,000  $   (66,993,170)
                                            ================  ===============   ===============  ===============


The accompanying  notes are an integral part of this statement.

                      PHYSICIANS CLINICAL LABORATORY, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      February 29 (28), 1996, 1997 and 1998


(1)    REORGANIZATION

Physicians Clinical Laboratory, Inc. and subsidiaries ("PCL" or the "Company") provides clinical laboratory services in the State of California. The Company is a "hybrid" among clinical laboratory companies in that it serves both as a traditional reference laboratory for office based physician-clients and as an independent clinical laboratory for regional acute care hospitals. PCL operates within the health care industry which is undergoing significant changes such as managed care (including capitated payment arrangements), proposed federal and state health care reform measures, third party payor reimbursement decreases (including Medicare, MediCal and private insurance), industry consolidation and increasing regulation of laboratory operations.

On November 8, 1996, the Company and all of its then subsidiaries filed a petition for relief under Chapter 11 of the Federal Bankruptcy Laws in the United States Bankruptcy Court. The Bankruptcy court confirmed the Company's Second amended Plan of Reorganization (Plan) on April 18, 1997 and the Company emerged from bankruptcy on October 3, 1997, the effective date of the Plan. During the period from November 8, 1996 through October 3, 1997, the Company operated as debtor-in-possession. The Plan reflects the results of negotiations among the parties-in-interest and Nu-Tech Bio-Med, Inc. ("Nu-Tech"), which resulted in Nu-Tech's investment of $14.8 million into the Company in return for the majority of new common stock.

Under the Plan, holders of claims and interests were settled as follows:

         o Nu-Tech received 890,000 shares (35.6%) of the reorganized Company's common stock in exchange for its holdings of senior secured debt.

         o       Nu-Tech   receive  425,000  shares  (17%)  of  the  reorganized
                 Company's common stock as a result of the purchase of Medical Science Institute (MSI) by the Company from Nu-Tech (Note 16).

         o Senior Lenders received $55 million in new senior secured promissory notes and 952,500 shares (38.1%) of the reorganized Company's common stock.

         o The holders of the Company's Subordinated Debentures received 232,500 shares (9.3%) of the reorganized Company's common stock.

         o The Company's general unsecured creditors received a pro rata share of $2.45 million in cash, plus a $400,000 non-interest bearing note due October, 1998.

         o Priority tax claims received deferred cash payments payable in quarterly installments over 6 years plus interest.

         o The Debtor-in-Possession financing facility was forgiven in full.

         o       The  Company's  existing   stockholders received  warrants  to
                 purchase up to 5% of the shares of the reorganized Company's common stock at a price of $13.30 per share.

         o All previously outstanding stock options and warrants were cancelled.

In accordance with the Plan, effective October 3, 1997, all previous wholly-owned subsidiaries were merged into the Company and the Certificate of Incorporation of the Company was amended whereby the authorized number of shares of common stock was changed to 50,000,000 shares with a par value of $.01 per share. Each original outstanding share of common stock of the Company was cancelled.

Upon consummation of the Plan, the Company recognized an extraordinary gain on debt discharge of approximately $ 121 million , which represented forgiveness of debt, reduced by the estimated fair value of common stock and new debt issued under the Plan. There was no tax expense recorded on the gain due to the net operating loss carryforwards available at September 30, 1997. The Company's new senior debt was stated at the present value of amounts to be paid, determined at estimated current interest rates on October 3, 1997. This adjustment to present value resulted in an aggregate carrying amount for the senior debt which was less than the aggregate principal amount thereof, and will result in the amortization of the difference into interest expense over the term of the debt.


(2)      FRESH START REPORTING

The Company has accounted for the reorganization using the principles of fresh start accounting, as required by Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", issued by the American Institute of Certified Public Accountants. Fresh start accounting is required because pre-reorganization stockholders received less than 50% of the new common stock and the reorganization value of the assets of the reorganized Company is less than the total of all post-petition liabilities and allowed claims.

Under the principles of fresh start accounting, the Company's total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable assets on the basis of their estimated fair value. Accordingly, the Company's property and equipment and other assets were reduced by approximately $10.8 million. In addition, the Company's accumulated deficit of approximately $76 million was eliminated. The excess of the reorganization value over the value of identifiable assets is reported as "reorganization value in excess of amounts allocable to identifiable assets".

(2)      FRESH START REPORTING - CONTINUED

The total  reorganization  value was  determined  in  consideration  of  several
factors.   The  methodology   employed  involved  estimation  of  the  Company's
enterprise value (the market value of stockholders' equity and the Company's debt), taking into account the new investment by Nu-Tech and market rates for similar debt instruments. This resulted in an estimated reorganization value of approximately $87 million, of which the reorganization value in excess of amounts allocable to identifiable assets was approximately $71 million. The excess reorganization value will be amortized over 15 years.

For accounting purposes, the effects of the Plan and fresh start accounting have been recorded as of September 30, 1997. Accordingly, all financial statements for any period prior to September 30, 1997 are referred to as "Predecessor Company" as they reflect the periods prior to the implementation of fresh start accounting and are not comparable to the financial statements for periods after the implementation of fresh start accounting.

The effect of the Plan and the implementation of fresh start accounting on the Company's consolidated balance sheet as of September 30, 1997 was as follows:



                                             Pre-Fresh Start     Confirmation                       Reorganized
                                              Balance Sheet        of Plan        Fresh-Start      Balance Sheet
                                              September 30,         Debt          Fair Value       September 30,
                                                  1997          Discharge (a)    Adjustments (b)       1997
                                            ----------------  ----------------- ----------------    -----------
Assets
   Current assets:
     Cash                                   $        575,692   $    1,556,817   $       (34,405)  $    2,098,104
     Accounts receivable, net                     13,220,958                -        (4,267,201)       8,953,757
     Inventory and other assets                    2,483,683                -          (448,264)       2,035,419
                                            ----------------   --------------   ---------------  ---------------

   Total current assets                           16,280,333        1,556,817        (4,749,870)      13,087,280

   Equipment & improvements, net                   8,879,962                -        (5,827,934)       3,052,028
   Reorganization value                                    -                -        70,910,605       70,910,605
   Other assets                                      687,139                -          (279,329)         407,810
                                            ----------------  ---------------   ---------------  ---------------

Total assets                                $     25,847,434  $     1,556,817   $    60,053,472   $   87,457,723
                                            ================  ===============   ===============   ==============


(2)  FRESH START REPORTING - CONTINUED

                                             Pre-Fresh Start     Confirmation                    Reorganized
                                              Balance Sheet        of Plan        Fresh-Start    Balance Sheet
                                              September 30,         Debt          Fair Value     September 30,
                                                  1997          Discharge (a)    Adjustments (b)     1997
                                            ----------------  ----------------  ---------------   -----------
Liabilities and stockholders'
equity (deficit)
   Current liabilities:
     Current portion of debt                $      1,255,132  $             -   $             -  $     1,255,132
     Accounts payable and accruals                11,056,542                -                 -       11,056,542
     Note payable to creditors                             -        2,850,000                 -        2,850,000
     Debtor-in-possession borrowings               8,243,182       (8,243,182)                -                -
     Note payable to related party                 5,000,000       (5,000,000)                -                -
                                            ----------------  ---------------   ---------------  ---------------
     Total current liabilities                    25,554,856      (10,393,182)                -       15,161,674

   Long-term debt                                  2,240,377       47,255,672                 -       49,496,049
   Liabilities subject to compromise             179,234,396     (179,234,396)                -                -
                                            ----------------  ---------------   ---------------  ---------------

   Total liabilities                             207,029,629     (142,371,906)                -       64,657,723

   Stockholders' equity (deficit)               (181,182,195)     143,928,723        60,053,472       22,800,000
                                            ----------------  ---------------   ---------------- ---------------

Total liabilities and stockholders'
   equity(deficit)                          $     25,847,434  $     1,556,817   $    60,053,472  $    87,457,723
                                            ================  ===============   ===============  ===============

(a) To record the settlement of liabilities, the issuance of new debt and the issuance of new stock pursuant to the Plan.

(b) To record the adjustments to state assets and liabilities at their estimated fair value, including the establishment of reorganization value in excess of amounts allocable to identifiable assets.


(3)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements as of and for the five months ended February 28, 1998 are presented for the Company after the consummation of the Plan. As discussed above, these statements were prepared under the principles of fresh start accounting and are not comparable to the statements of prior periods.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Although the Plan of Reorganization has been effectuated, as described in Note 1 above, the Company continues to experience losses and lack liquidity. In addition, the Company is in default under a substantial portion of its debt agreements, which allows its lenders the right to accelerate the debt repayment. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

Management believes the following actions and plans will allow the Company to continue as a going concern: new loans were obtained in June 1998 for $4,000,000, and in October 1998 for $2,000,000 which mature in 2001 with interest payable in kind (Note 5), new sales personnel were hired to increase revenue volume and additional cost reductions are planned. Management intends to renegotiate with its lenders, as necessary, to prevent acceleration of loan maturities. However, no assurances can be given that these actions will result in achieving profitability or positive cash flows or maintaining the debt structure. See Note 17.

Consolidation

The accompanying consolidated financial statements include the accounts of Physicians Clinical Laboratory, Inc. and its subsidiaries (Physicians Clinical Laboratory, Inc. and its subsidiaries are collectively referred to hereinafter as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

Cash and cash equivalents include cash in bank and on hand and liquid investments with original maturities of three months or less. Included in cash is restricted cash of $162,508 at February 28, 1998 under the line of credit (Note 6).

Supplies Inventory

Supplies inventory is stated at cost, which approximates market value, on a first-in, first-out (FIFO) basis. Supplies inventory consists primarily of laboratory supplies.

Equipment and Leasehold Improvements

As a result of the adoption of fresh start accounting, equipment and leasehold improvements were adjusted to their estimated fair value as of September 30, 1997 and historical accumulated depreciation and amortization was eliminated.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, except for leasehold improvements which are being amortized over the life of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to income as incurred, significant renewals and betterments are capitalized.

The estimated useful lives of the equipment and leasehold improvements are as follows:

                                                  Estimated
                                                 Useful Lives

           Leasehold improvements               5   - 12 years
           Laboratory equipment                 5   - 20 years
           Computer equipment                   5   - 12 years
           Furniture and fixtures               5   - 12 years
           Automobiles                          1   -  5 years

Excess Reorganization Value

Excess reorganization value is being amortized on a straight line basis over 15 years. Amortization expense for the five months ended February 28, 1998 was $ 1,571,000.

After the reorganization, the Company continued to experience customer losses and reduction in third party reimbursements, and has been unable to completely achieve the operating performance anticipated in the reorganization plan. These factors resulted in cash flow deficits and continued operating losses. As a result, management has reevaluated the recoverability of the excess reorganization value using a valuation methodology based on revised discounted cash flow projections and the Company recorded a write-down of excess reorganization value of approximately $34.7 million. See Note 17.

Intangible Assets

Prior to fiscal 1998, all amortization was calculated using the straight-line method over the following lives:

                                                       Life
                  Customer list                      19 years
                  Covenant not to compete        Life of Agreement
                  Goodwill                           19 years
                  Leasehold interest               Life of Lease

Subsequent to its acquisitions, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's enterprise value and deducts the fair value of all tangible and intangible assets to arrive at the recoverable value of goodwill.

During fiscal 1997, the Company continued to experience customer losses, significant reduction in third party reimbursements and other changes in the health care industry having adverse effects on the Company's operations. These factors resulted in significant cash flow deficits and continued operating losses. As a result, management reevaluated the recoverability of goodwill and other intangible assets and concluded they had no continuing value. Accordingly, the Company recorded a $59.4 million write-off of those assets in fiscal 1997.

Amortization expense less the write-down of intangibles, for leasehold interest was $257,983 and $250,813, covenants not to compete, $1,070,242 and $1,027,598,
goodwill,   $3,367,445,  and  $2,011,458,  and  customer  lists  $1,431,449  and
$1,441,226 in fiscal 1996 and 1997, respectively.

Debt Issuance Costs

Costs incurred in connection with the issuance of the convertible subordinated debentures, notes payable to banks and lines of credit are deferred and amortized over the life of the related debt using an effective interest rate method. During fiscal year 1996, the debt issuance costs related to the bank debt and the Convertible Subordinated Debentures was expensed due to defaults with covenants in the lending agreement and the Indenture. The amounts were $1,450,140 and $1,668,466, respectively and are included in credit restructuring costs in the Statement of Operations.

Liabilities Subject to Compromise

As a result of the Chapter 11 proceedings, claims in existence prior to the filing of the petition were classified in the balance sheet as "liabilities subject to compromise" at February 28, 1997. All of these claims, as well as claims arising subsequent to the filing date, were settled in fiscal 1998 in accordance with the Plan of Reorganization (Note 1).

Liabilities subject to compromise at February 28, 1997 consisted of the following:

    Long-term debt                              $         121,984,291
    Accounts payable                                       15,737,121
    Accrued paid time-off                                   1,123,185
    Accrued interest                                       18,993,764
    Other accrued expenses                                  9,937,928
                                                ---------------------

    Total liabilities subject to compromise     $         167,776,289
                                                 =====================

Earnings (Loss) Per Share

Effective February 28, 1998, the Company adopted Financial  Accounting Standards
(SFAS) 128, "Earnings per Share". Basic loss per common share is based upon the weighted average number of common shares outstanding for the five month period ended February 28, 1998. Diluted loss per common share excludes the option to purchase 200,000 shares and the warrants to purchase 131,579 shares, both outstanding for the five months ended February 28, 1998. The effect of including these potential common shares would be antidilutive.

Amounts for the predecessor company are not presented as the data is not meaningful due to the Company's reorganization.

Reorganization Charges

Reorganization charges consist primarily of professional fees incurred as part of the Chapter 11 bankruptcy.

Direct Laboratory and Laboratory Support Costs

Direct laboratory costs consist of labor costs, supplies expense, reference and pathology fees, utilities and other expenses. Included in reference and pathology fees are charges from related parties of $391,926, $326,920 and $200,000 for fiscal year 1996, 1997, and 1998, respectively.

Laboratory support costs consist of patient service center costs, courier costs, laboratory administration expenses, customer service costs, materials management costs and management service charges from related parties. Management service charges from related parties were $868,338, $405,419 and $200,000 for fiscal year 1996, 1997 and 1998, respectively.

Repairs and Maintenance Expense

Repairs and maintenance expense was $1,174,077, $908,795 and $605,965 in fiscal year 1996, 1997 and 1998, respectively.

Stock Based Compensation

Stock option grants are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. There is no compensation expense recognized for qualified stock options with an exercise price equal to the fair value of the shares at the date of grant. For certain non-qualified stock options granted to employees, the Company recognizes as compensation expense the excess of the market value of the common stock issuable upon exercise of such options over the aggregate exercise price of such options.

Income Taxes

The liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities as well as net operating loss carryforwards and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.


Statements of Cash Flows

Net changes in operating assets and liabilities consist of the following:

                                                              Predecessor Company                   Reorganized
                                                                                     Seven            Company
                                                                                    Months          Five Months
                                                                                     Ended             Ended
                                               Years Ended February 29 (28),     September 30,     February 28,
                                                  1996              1997             1997              1998

  Increase in accounts receivable              $  (9,917,080)   $  (4,640,852)   $   (6,176,108)    $ (4,223,937)

  Net decrease (increase) in supplies
  inventory, prepaid costs, deposits and
  other assets                                     2,017,177       (1,257,077)          551,923          443,704

  Increase in accounts payable and accrued
       expenses                                    9,387,725       25,524,869        13,136,173        1,900,345
                                               -------------    -------------    ---------------    -------------

  Net change in operating assets
  and liabilities                               $  1,487,822      $  19,626,940    $  7,511,988       $ (1,879,888)
                                                ============     ==============    ============      =============


Supplemental disclosure of cash flow
information is as follows:

   Cash paid for interest                       $  4,400,969     $       26,277   $            -     $     249,994
                                                ===============  ===============   =============    ===============

Non-cash transactions consist of the following:

    Year ended February 28, 1997:
       Gain on  extinguishment  of debt paid by a related  party of  $3,500,000.
       Note  payable  to  related  party   resulting  from  MSI  acquisition  of
       $5,000,000.

    Year ended February 28, 1998:
       Issuance of stock for debt under the Plan of Reorganization (Note 1).

Accounts Receivable and Revenue Recognition

Revenues are recognized when services are performed. Revenues under capitated agreements are recognized monthly as earned. Expenses are accrued on a monthly basis as services are provided.

As a result of the adoption of fresh start accounting, trade accounts receivable were adjusted to their estimated fair value as of September 30, 1997 and the allowance for doubtful accounts was eliminated at that date.

Due to the significant changes occurring in the health care industry related to managed care, billing system/process challenges and accounts receivable collection problems, it is reasonably possible that the Company's estimate of the net realizable value of accounts receivable will change in the near term. No estimate can be made of a range of amounts of loss that are reasonably possible.

Services under government programs represent approximately 30%, 33% and 30% of net revenue for fiscal year 1996, 1997 and 1998, respectively. The Company's primary concentration of credit risk is accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. Significant concentrations of gross accounts receivable at February 28, 1997 and 1998, reside in receivables from governmental agencies of 52% and 55%, respectively.

Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

Notes receivable carrying amount approximates fair value.

Prior to the reorganization, it was not practicable to estimate the fair value of the Company's debt due to the debt being in default. As of February 28, 1998, the Company's carrying value of debt approximates fair value based on similar debt instruments available.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement, effective for fiscal years beginning after December 15, 1997, would require the Company to report components of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined by Concepts Statement No. 5, Elements of Financial Statements, as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company is evaluating this pronouncement and will report any components of comprehensive income as necessary.

Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise reports financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company is evaluating this pronouncement and will make any segment disclosures as necessary.


(4)    EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following:

                                       Predecessor            Reorganized
                                    February 28, 1997      February 28, 1998

   Equipment                        $       28,259,919     $       1,855,032
   Furniture and fixtures                    2,194,510               304,238
   Leasehold improvements                    4,380,012               967,150
                                    ------------------     -----------------
   Total                                    34,834,441             3,126,420

   Less accumulated depreciation
     and amortization                       23,238,541               594,972
                                    ------------------     -----------------

   Net book value                   $       11,595,900     $       2,531,448
                                    ==================     =================

Depreciation expense relating to equipment, and leasehold improvements charged to operations was $11,326,689, $4,967,068 and $3,510,363 for fiscal year 1996, 1997 and 1998, respectively.

(5)    LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                 Predecessor        Reorganized
                                                                                   Company            Company
                                                                                 February 28,       February 28,
                                                                                    1997               1998

Convertible  subordinated  debentures,  par value $1,000 per debenture,  bearing interest at 7.5% due 2000. The  debentures  were  convertible  into shares of common stock at any time before maturity at a conversion  price of $12.20 per
   share                                                                          $ 40,000,000       $ -

Variable interest rate notes payable to banks, bearing interest at prime plus 3%
   plus 2% for  penalties and interest;  unpaid  principal  payments are bearing interest and  penalties of prime plus 3% plus 2%,  principal due in aggregate monthly  and  quarterly  installments,  with final  payments  due March 2000,
   secured by all assets of the Company                                             43,859,476         -

Various lines of credit,  which allow  aggregate  borrowings  up to  $33,700,000 bearing interest at prime plus 3% plus 2% for penalties and interest;  unpaid principal  payments are bearing  interest and penalties of prime plus 3% plus
   2%, interest due monthly and quarterly with principal due through March 1997,
   secured by all assets of the Company                                             33,700,000         -

Notes payable to former owners of acquired  laboratories,  with  interest  rates ranging  from  6.0% to  6.7%,  with  additional  late  charges  of 3% and 6%, respectively, due monthly with principal due through July 1996; secured by
   assets acquired from the related laboratories                                     2,376,113         -

Notes payable for Accounts  Payable  vendors  converted to notes,  with interest rates  ranging  from  8% to  12%,  principal  due in  monthly  and  quarterly
   installments due through April 1988                                               1,047,767         -



(5)    LONG-TERM DEBT - CONTINUED

                                                                                 Predecessor        Reorganized
                                                                                  Company            Company
                                                                                 February 28,      February 28,
                                                                                    1997               1998

Note payable to the City of Burbank,  non-interest bearing, due annually through
   September  2005  (annual  payments  forgiven if  building is still  occupied)      150,000                  -

Capital lease obligations                                                             850,935                  -
                                                                                ----------------       ----------

Liabilities subject to compromise in 1997 (Note 3)                              $ 121,984,291          $       -
                                                                                ================       ==========

Note payable to related party,  bearing interest at 10%, principal  satisfied by issuance  of 17% of issued  and  outstanding  stock of  reorganized  company;
   secured by property, assets, and rights of any kind                          $ 5,000,000            $       -

Note payable to the Internal Revenue  Service,  bearing interest at 9%,
   principal due in monthly installments of $5,301 through May 2002                 261,732              237,915

Note  payable  bearing  interest at 10%, principal due in monthly installments
   of $11,886 through May 1997                                                       35,075               37,386

Senior Secured Notes Due 2004, face amount $55,000,000, net of unamortized
   discount of $7,412,000, currently in default                                          -            47,588,000

Note payable to the United States government, bearing interest monthly at the 30 day Treasury Bill rate (5.6% at 1998),  principal due in monthly installments
   of $25,000 through July 2003 (Note 15)                                                -             1,650,000


(5)    LONG-TERM DEBT - CONTINUED

                                                                             Predecessor           Reorganized
                                                                               Company               Company
                                                                            February 28,          February 28,
                                                                                1997                  1998


Note payable to the Internal Revenue  Service,  bearing interest at 8%,
   principal due in quarterly installments of $18,418 through December 2003            -                 255,672

Capital lease obligations (Note 8)                                                618,189                938,053
                                                                            -------------          -------------

                                                                                5,914,996             50,707,026
Less current installments                                                       5,283,687             48,360,853
                                                                            -------------          -------------

                                                                            $     631,309           $  2,346,173

Predecessor Company

The Company had been in default since September of 1995 with respect to principal and interest payments and certain covenants under its Credit Agreement with respect to approximately $80.9 million of secured indebtedness. The Company had also been in default since September of 1995 with respect to interest payments on its $40 million 7.5% Convertible Subordinated Debentures due 2000 and the note issued by the Company in connection with the acquisition of Medical Group Pathology Laboratory.

During the second quarter of fiscal 1996, the Company entered into negotiations for the restructuring of its bank debt. The negotiations resulted in the third and fourth amendment to its Credit Agreement with a group of banks led by Wells Fargo Bank National Association (the then holders of the Company's debt obligations pursuant to the Credit Agreement hereinafter are referred to as the "Bank Group"). As a result of insufficient cash flows caused by, among other things, reductions in third party payor reimbursement rates, billing and collection problems and effects and changes in the health care industry, the
Company was unable to make interest payments under its Credit Agreement due monthly since September 1995, each in the amount of approximately $660,000 (excluding penalties on unpaid amounts), principal amortization payments due on September 13, 1995 and October 6, 1995, each in the amount of $600,000, principal amortization payments due on November 3, 1995, December 29, 1995 and March 31, 1996, each in the amount of $1,200,000, principal amortization payments due on February 7, 1996, June 30, 1996, September 30, 1996, December 31, 1996 and March 31, 1997, each in the amount of $3.6 million. In addition, the Company failed to make four interest payments each in the amount of $1.5 million in respect of its Debentures due on August 15, 1995, February 15, (5)

LONG-TERM DEBT - CONTINUED

1996, August 15, 1996 and February 17, 1997, respectively. Failure to pay the interest with respect to the Debentures, as well as failure to timely pay principal and interest with respect to the loans under the Credit Agreement, constituted defaults under the Credit Agreement and the Indenture governing the Debentures. The deferred financing costs related to the Credit Agreement and the Debentures of $1,450,140 and $1,668,466 were written off as of August 31, 1995 and February 29, 1996, respectively. The costs associated with the Credit Agreement restructuring and write off of the deferred financing costs has been reflected in the statement of operations as Credit Restructuring costs in fiscal 1996.

As a result of the Company's failure to make principal and interest payments under its Lender Agreements, the Company and its Senior Lenders entered into the Third Amendment to the Credit Agreement in May 1995. In connection with the
Third Amendment to the Credit Agreement, the lenders required the Company's guarantors, one of the Company's largest shareholders, to provide a guaranty of the Company's borrowings in the amount of $3.5 million. In December 1996, the Company's guarantors paid the full amount of the guaranty to the Senior Lenders. This extraordinary item resulted in a net gain per common share of $0.57.

On October 13, 1995, the Company was notified by the Nasdaq Stock Market Listing Qualification Committee (the "Listing Committee") that the Company's common stock would be removed from listing on the Nasdaq National Market but would be listed on the Nasdaq SmallCap Market due to the Company's inability to satisfy the Nasdaq National Market's net tangible assets requirement. The Company had been granted a temporary exception to the Nasdaq National Market's net tangible asset requirement, which exception expired on October 12, 1995. The Company's common stock began to trade on the Nasdaq SmallCap Market on Monday October 16, 1995. On October 25, 1995, the Listing Committee determined not to extend certain exceptions to the applicable listing requirements, and the Company's common stock was removed from trading on the Nasdaq SmallCap Market.

The removal of the Company's common stock from listing on the Nasdaq National Market System constituted a Redemption Event under the Company's Indenture governing its Debentures. Such Redemption Event required the Company to offer to repurchase the Debentures from the holders thereof at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Written notice of the occurrence of such Redemption Event was given to the registered holders of the Debentures on November 2, 1995, and no such holder perfected its right to redeem such Debentures within the period provided under the Indenture. In addition, under the terms of the Registration Rights Agreement between the Company and holders of the Debentures, the Company was obligated to maintain an effective registration statement covering the Debentures and the Company's common stock with respect to which the Debentures are convertible.

On November 4, 1993, the Company entered into an interest rate swap with an investment bank. The swap is for $10,000,000 notional amount with a fixed rate of 4.5625% received by the Company and a floating rate paid by the Company at the six-month London Interbank Offered Rate (LIBOR). The rate adjustment dates are November 8 and May 8 each year and the payment dates are six months after the rate adjustment date. The swap contract expired November 8, 1996.

As of February 29, 1996 six month LIBOR was 5.297%. The Company did not make its May 8, 1995, November 8, 1995 and May 8, 1996 semi-annual payments of $76,684, $93,750 and $59,375 based upon six month LIBOR of 6.094% as of November 8, 1994, 6.061% as of May 8, 1995 and 5.75% as of November 8, 1995. As of February 28, 1997 the fair value of this contract was a liability of the Company of approximately $150,000.

The Company entered into the swap to convert a portion of its fixed rate subordinated debentures to a variable rate. As such, the Company had been accruing the net payments to be made on the contract as an adjustment to interest expense.

Reorganized Company

As provided by the Plan of Reorganization, the Company issued $55,000,000 principal amount Senior Secured Notes, due in September 2004, to a group of senior lenders who are also significant stockholders. The Notes have been recorded at their present value of $47,000,000 based upon an estimated discount rate of 15%. The difference between the present value and the aggregate principal amount will be amortized into interest expense over the term of the debt. For the first two years after issuance, the Notes bear interest at the rate of either 10% in cash or 12% in kind (increase to principal), at the option of the Company. The Company may not elect interest payments in kind once a cash interest payment has been made. After two years, the Notes will bear interest at the rate of 11% in cash, which rate will be increased by 1% per annum through maturity. Interest is payable semi-annually. Interest on overdue payments will be at 1% over the then applicable interest rate.

The Notes may be redeemed at the Company's option upon certain notice. The Company is obligated to offer to repurchase the Notes upon the occurrence of a change of control, upon certain defined asset sales or upon consummation of an underwritten public offering of its capital stock. All redemptions are at 100% of principal plus accrued interest, except upon a change of control at 101% of principal plus accrued interest. Under a registration rights agreement, at any time after December 31, 1998, the holders of a majority of then outstanding Notes have one right to request the Company to effect the registration of these Notes under the Securities Act, subject to certain exceptions.

The Notes are collateralized by a first priority security interest in all assets of the Company, including capital stock of its subsidiary, under a Security Agreement and Pledge Agreement Under an intercreditor and subordination agreement, the security interests in the Company's receivables are subordinated to Daiwa Healthco-2 LLC (Note 6).

Each of the agreements contains certain financial covenants and restrictions. The Company was in violation of certain covenants in 1998 and does not expect to be in compliance subsequent to year end, which constitutes an event of default. The lender has the right to accelerate payment of the debt, and accordingly, the debt has been classified as current portion of long-term debt.

Maturities of long-term debt, excluding capital lease obligations, in each of the next five fiscal years are as follows:

               Year Ended
            February 28 (29),
                 1999            $      47,939,250
                 2000                      411,275
                 2001                      420,452
                 2002                      456,659
                 2003                      374,938
                 Thereafter                166,399
                                 -----------------
                                 $      49,768,973

Subsequent Events

In June, 1998, a significant stockholder, which is also a significant holder of Senior Secured Notes, loaned the Company $4 million for working capital. The loan bears interest at 15% per annum, payable semi-annually, and matures in June, 2001. The Company has the option to pay interest in cash or by addition to principal. The loan is senior to the $55 million Senior Secured Notes and is subordinated to the Daiwa credit facility. In connection with, and as additional consideration for, the loan, Nu-Tech sold a portion of its shares to the lender and amended the Stockholders' Agreement (Note 14).

On October 29, 1998, the same stockholder loaned the Company an additional $2 million for working capital. This loan has the same terms and provisions as the $4 million loan discussed above. In connection with the loan, the stockholder's agreement was amended to modify certain corporate governance rights previously granted to Nu-Tech.

(6)    LINE OF CREDIT

Predecessor Company

The Company had a line of credit with a financial institution which provided for maximum borrowings of $9,800,000 under the DIP Financing Facility bearing interest at prime plus 2%. As of February 28, 1997, $5,243,182 had been withdrawn on the line. Immediately prior to the Effective Date, all amounts available under the DIP Financing Facility were borrowed by the Company so that the total outstanding principal balance was $9,800,000. On the Effective Date, all amounts owing under DIP Financing Facility were forgiven without any payment by the Debtors and the facility was terminated. The line was secured by a first priority lien and security interest in all assets of the Company.

Reorganized Company

On September 30, 1997, the Company and its wholly owned subsidiary, the Bio-Cypher Funding Corp. (the "Funding Corp."), entered into a credit facility with Daiwa Healthco-3 LLC (formerly known as Daiwa Healthco-2 LLC). Under the credit facility, the Company sells and contributes all of its healthcare accounts receivables to the Funding Corp., which in turn pledges such accounts receivable to Daiwa as collateral for revolving loans. The proceeds of such revolving loans are used to purchase the eligible accounts receivable from the Company. The credit facility expires September 30, 1999. The debt is classified as a current liability under accounting literature for revolving credit agreements that contain both a subjective acceleration clause and a lockbox arrangement.

Under the Healthcare Receivables Purchase and Transfer Agreement, the Company sells and contributes all of its healthcare accounts receivables and related items to the Funding Corp. for a purchase price equal to 95% of the expected net value of those accounts receivable that meet certain eligibility requirements. The Company acts as the servicer of such accounts receivable. The agreement requires the use of lockboxes which are restricted to withdrawal by Daiwa. The Funding Corp. may replace the reorganized Company with a third-party servicer upon the occurrence of certain termination events.

Under the Loan and Security Agreement with Daiwa, the maximum available to the Funding Corp. is $10 million, subject to a borrowing base equal to 85% of the value of eligible accounts receivable and subject to certain adjustments. At February 28, 1998, there was $0 available to be drawn. Interest is payable monthly at LIBOR Rate plus 3%, which interest rate will increase by 2% after an event of default. The effective interest rate was 8.8125% on February 28, 1998. The Agreement also provides for a monthly non-utilization fee equal to 1/2% on the unused maximum available and upon early termination, a fee of $200,000. The loan is collateralized by a first priority lien on all healthcare receivables and certain bank accounts.

Both the Healthcare Receivables Purchase and Transfer Agreement and the Loan and Security Agreement contain representations and warranties, affirmative and negative covenants (including financial covenants), events of default and events of termination that are typical in transactions of this nature. The Company and the Funding Corp. are not in compliance with certain covenants, which constitutes an event of default. The lender has the right to accelerate payment of the debt.


(7)    INCOME TAXES

The benefit for income taxes consists of the following:

                                        Predecessor Company                   Reorganized
                                                               Seven            Company
                                                              Months          Five Months
                                                               Ended             Ended
                         Years Ended February 29 (28),     September 30,     February 28,
                            1996              1997             1997              1998
Current
   Federal            $        141,820  $             -   $             -  $             -
   State                        42,842                -                 -                -
                      ----------------  ---------------   ---------------  ---------------

                               184,662                -                 -                -
Deferred
   Federal                   1,043,396                -                 -                -
   State                       315,192                -                 -                -
                      ----------------  ---------------   ---------------  ---------------

                             1,358,588                -                 -                -
                      ----------------  ---------------   ---------------  ---------------

                      $      1,543,250  $             -   $             -  $             -
                      ================  ===============   ===============  ===============



The effective tax rate and statutory federal income tax rate are reconciled as follows:

                                                              Predecessor Company                   Reorganized
                                                                                     Seven            Company
                                                                                    Months          Five Months
                                                                                     Ended             Ended
                                               Years Ended February 29 (28),     September 30,     February 28,
                                                  1996              1997             1997              1998

Federal statutory income tax rate                   (34.0%)           (34.0%)           34.0%            (34.0%)

State franchise taxes, net of
   federal income tax benefit                        (6.1%)            (6.1%)            6.1%             (6.1%)

Change in valuation allowance                        38.3%             40.1%           (27.6%)             9.9%

Reorganization value                                     -                -            (12.5%)            29.3%

Other                                                (0.2%)               -                 -               .9%
                                            --------------    ---------------   ---------------  --------------

                                                     (2.0%)                -%                -%               -%
                                            ==============    ===============   ===============  ===============


At February 28, 1998, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $12,400,000 and $3,600,000 respectively. The loss carryforwards expire between the years 1998 and 2013 for federal and state income tax purposes. As a result of emerging from bankruptcy and the change in ownership, approximately $5,300,000 of the net operating loss carryforwards will be subject to an annual limitation regarding their utilization against taxable income in future periods. Under fresh start accounting, realization of these pre-effective date net operating loss carryforwards, if any, will be recorded first as a reduction to excess reorganization value, then to additional paid in capital.

Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:


                                                                             Predecessor           Reorganized
                                                                               Company               Company
                                                                            February 28,          February 28,
                                                                                1997                  1998
DEFERRED TAX (ASSETS) LIABILITIES

Current
   Accrued Expenses                                                      $     (1,039,480)      $      (382,489)
   Bad Debt                                                                    (8,842,877)           (3,371,865)
   Prepaid Expenses                                                              (282,184)             (158,673)
   Other                                                                          214,915               455,544
                                                                            --------------        -------------
      Total Current Deferred (Assets) Liabilities                              (9,949,626)           (3,457,483)
      Valuation Allowance                                                       9,949,626             3,457,483
          Net Current Deferred (Assets) Liabilities                                     -                     -

Non-Current
   Amortization                                                                (30,247,568)         (25,290,782)
   Depreciation                                                                   (843,566)          (1,068,831)
   Net Operating Loss                                                          (29,190,589)          (4,448,792)
                                                                         ------------------      ---------------
      Total Non-Current Deferred (Assets) Liabilities                         (60,281,723)           (30,808,405)
      Valuation Allowance                                                      60,281,723             30,808,405
          Net Non-Current Deferred (Assets) Liabilities                                 -                      -
                                                                         ----------------        ---------------

TOTAL NET DEFERRED (ASSETS) LIABILITIES                                  $              -        $             -
                                                                         ================        ===============

(8)    LEASES

The Company is obligated under capital leases for certain computer and laboratory equipment that expire at various dates during the next five years. Equipment under capital leases was $482,073 and $4,002,622, and related accumulated amortization was $2,913,010 and $128,612 as of February 28, 1997 and February 28, 1998, respectively.

The Company also leases its laboratories and patient service centers under operating leases expiring over various terms. Many of the monthly lease payments are subject to increases based on the Consumer Price Index from the base year.

Beginning March 1, 1989, the Company began subletting one of its unoccupied facilities. The sublease term coincided with that of the remaining primary lease of eight years with rent for the year ended February 28, 1997 equal to $217,795 and subject to annual increases based on the Consumer Price Index not to exceed 10% per year. There were no material subleases of facilities in 1998.

The Company also leases remote draw station space, several automobiles and other equipment, which have been classified as operating leases and expire over the next 6 years. Many of the draw station leases have renewal options and monthly lease payment subject to annual increases.

Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of February 28, 1998 are:

             Year Ended                           Capital           Operating
          February 28 (29),                       Leases             Leases

               1999                           $    437,318      $   2,835,750
               2000                                375,339          1,794,068
               2001                                 50,312          1,073,070
               2002                                 50,000            740,771
               2003                                 50,000            311,003
               Thereafter                                -             31,075
                                              ------------      -------------

         Total minimum lease payments              962,969       $  6,785,737
                                                                =============

         Less amounts representing interest         24,916
                                              ------------
         Present value of net minimum
         capital lease payments               $    938,053
                                              ============

Total rental expense under operating leases was $10,199,909, $6,113,445 and $4,480,602 for fiscal year 1996, 1997 and 1998, respectively.

(9)    RELATED PARTY TRANSACTIONS

The Company provides laboratory and computer services to certain of its stockholders (and their affiliated entities). Laboratory and computer service charges are billed to and paid by the stockholders at negotiated rates. Under the Plan of Reorganization in 1998 (Note 1), these former stockholders no longer own stock and hold only warrants.

                                                                 Year Ended February 29 (28),
                                                            1996             1997              1998
                                                      ---------------   ---------------  ----------------
Laboratory and computer service revenue from
   stockholders (warrant holders)                     $     3,562,950   $     2,407,989  $      1,596,839
                                                      ===============   ===============  ================


Amounts due from stockholders (warrant holders in 1998) and included in accounts receivable were as follows:

                                                             February 28,
                                                        1997         1998
Amounts due from stockholders (warrant holders)    $   322,964    $  476,642
                                                   ===========    ===========


The Company received management services from Diagnostic Pathology Medical Group, Inc. (DPMG), a former stockholder (warrant holder in 1998) of the Company. The services of certain management personnel were provided to the Company for management fees at a cost of $256,253, $104,010 and $0 for fiscal year 1996, 1997 and 1998, respectively.

In addition, the Company received professional services from the former owners of certain of its acquisitions. Professional service fees paid in connection with the related professional service agreements were $188,000, $9,333 and $0 in fiscal year 1996, 1997 and 1998, respectively.

The Company occasionally uses the specialized laboratory services of one of its owners and several of its owners' stockholders. These owners only hold warrants in 1998. Most of these services are billed to the Company at negotiated discounts from the billing entities' customary charges. Amounts billed to the Company were as follows:

                                                              Year Ended February 29 (28),
                                                         1996             1997              1998
                                                   ---------------   ---------------  ----------------
Billings from stockholders (warrant holders
   in 1998)                                        $       391,926   $       326,920  $        200,000
                                                   ===============   ===============  ================

The Company also leases draw station space and purchases other services and various supplies from several of its prior stockholders (warrant holders in 1998). The total amount paid by the Company for these items was $97,137, $26,691 and $0 for fiscal year 1996, 1997 and 1998, respectively.

The Company has loaned the prior President and CEO funds at various times as follows:

       Date                            Interest Rate           Amount

       October 1990                           10%       $          50,000
       October 1993                            7%                 150,000
       August 1994                             7%                 150,000
                                                        -----------------

       Total outstanding as of February 28, 1997        $         350,000
                                                        =================

During the year ended February 28, 1998, the Company released the prior President from all payment obligations under the loans.


(10)   EMPLOYEE BENEFIT PLAN

As of January 1, 1989, the Company adopted a 401(k) profit sharing plan under which employees may contribute between 1% and 20% of their annual compensation to the Plan. A minimum of 90 days of service is required prior to participation in the Plan by an employee. On April 30, 1990, the plan was amended to provide that the Company would contribute 50% of employee contributions up to 6% of their annual gross compensation for those employee who have at least one full year of service. The Company contribution to the 401(k) plan was discontinued effective December 31, 1995. The Company contributed $288,219 in fiscal year 1996.

(11)   STOCK OPTION PLANS AND WARRANTS

Stock Option Plans

In March 1992 and February 1994, the Board of Directors adopted and the stockholders of the Company subsequently approved two separate stock option plans (the "1992 Plan" and the "1994 Plan," respectively and together, the "Stock Option Plans"). These Stock Option Plans provide for the granting to employees and directors of nonqualified stock options to purchase authorized but unissued common stock. The maximum number of shares that may be sold under the 1992 Plan and the 1994 Plan is 590,649 and 300,000, respectively, subject to anti-dilution adjustments. The Board of Directors has designated the Compensation Committee to administer the Stock Option Plans. The Committee is empowered to designate the employees who will receive options and to determine the number of shares, vesting schedule, option price (which may not be less than 85% of the fair market value of the optioned shares), and option term (which may not exceed ten years except in limited circumstances). Options may provide for payment of the option price in cash, by application of vested deferred compensation credits, or by the surrender of shares owned by the optionee for more than one year. Options are not transferable except upon death and may be exercised during the lifetime only by the optionee or his legal representative. Options will terminate 180 days or 270 days after termination of the optionee's employment under the 1992 Plan and the 1994 Plan, respectively, or two years after permanent disability or death. The Board of Directors may amend the Stock Option Plan in any respect. The Committee may modify outstanding options or may accept the cancellation of existing options in return for the grant of new options (which may be for the same or a different number of shares and specify the same or a different option price). No option may be granted under the 1992 Plan or the 1994 Plan after July 28, 2002, or January 12, 2004, respectively.

In connection with certain acquisitions, options were granted under a plan (the "Acquisition Stock Option Plan") separate from the 1992 Plan and the 1994 Plan.

In addition to the shares reflected in the following table, 5,000 options each were granted to each member of the Board of Directors, subject to shareholder approval. The exercise price of these options was 85% of the greater of the market price of the Company's common stock on November 14, 1994 and the price on the date of shareholder approval.

All options outstanding at the petition date and the related plans have been cancelled under the Plan of Reorganization (Note 1).

Effective with the Company's reorganization, a new stock option plan was put into place. Under an employment agreement effective September 30, 1997, the Company granted the president a 10 year option to purchase 200,000 shares of common stock at an exercise price of $.25, which option is fully vested and exercisable immediately. The option provides for payment of the option price in cash or pursuant to a cashless exercise, and is subject to the same anti-dilution provisions under the new warrants discussed below. The option is not transferable except in limited circumstances and will terminate one year after termination of the optionee's employment, except where such shares have not been registered. The Company is obligated to register the shares upon any appropriate filing and the expiration date will extend to the date of such registration. Management estimated the market value of the stock to be less than the exercise price and, accordingly, no compensation cost has been recognized.

Had compensation cost for the plan been determined based on the fair value of the option at the grant date consistent with the method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation, the Company's net loss and loss per share would have been changed to the pro forma amounts for the five month period ended February 28, 1998 as follows:

                                               As Reported      Pro Forma
  Net loss                                   $ (51,716,380)    $(51,746,380)
  Net loss per share - basic and diluted     $      (20.69)    $     (20.69)

The fair value of the option grant is estimated on the date of grant using the Black-Scholes options - pricing model with the following assumptions used: expected volatility 80%, risk-free interest rate 6%, no dividend yield and expected life of 5 years.

Stock Options Outstanding

                                        1992       1994     Acquisition      New        Total        Option
                                        Plan       Plan        Plan         Plan        Options      Price
Outstanding at February 28, 1995        730,145     66,667       24,807          -      821,619   $5.50 - $14.25

Granted                                  10,000          -            -          -       10,000        $4.25

Forfeited                               (94,845)         -            -          -      (94,845)  $5.50 - $11.50
                                      ---------  ---------  -----------  ---------  -----------  ---------------

Outstanding at February 29, 1996
   and February 28, 1997                645,300     66,667       24,807          -      736,774   $5.50 - $11.50

Cancelled in bankruptcy                (645,300)   (66,667)     (24,807)         -     (736,774)  $5.50 - $11.50

Granted                                       -          -            -    200,000      200,000        $.25
                                      ---------  ---------  -----------  -----------  -----------  ---------------

Outstanding at February 28, 1998              -          -            -    200,000      200,000        $.25
                                      =========  =========  ===========  ===========  ===========  ===============


Additional information regarding stock options:

                                        2/29/96    2/28/97    2/28/98

     Authorized shares                  941,491    941,491     200,000

     Shares available for granting      119,872    204,717     200,000

     Exercisable shares                 372,787    451,891     200,000

Warrants - Predecessor Company

In connection with a revision to the Company's Credit Agreement with the Bank Group (the Third Amendment), two warrants were issued to Sutter Health in exchange for a guaranty of $3,500,000 of borrowings from the Bank Group. In December 1996, Sutter Health paid the $3,500,000 guaranty as the Company was in default of the Credit Agreement.

In exchange for the guaranty, Sutter Health received a warrant to purchase up to 11,200,000 shares of the Company's common stock (Warrant A) and a second warrant to purchase up to 300,000 shares of the Company's common stock (Warrant B). The exercise prices of Warrant A are as follows:

         Tranche 1:        125,000 shares at $4.2219 per share
         Tranche 2:        687,500 shares at $5.1266 per share
         Tranche 3:        387,500 shares at $5.1266 per share

Tranches 1 and 2 became exercisable May 10, 1995. Tranche 3 became exercisable June 10, 1995.

Warrant B became exercisable as of June 10, 1995. Rights to purchase shares under Warrant B may be exercised under the same terms as Tranche 3. Both warrants expired 90 days from the expiration date of the guaranty.

All warrants outstanding at the bankruptcy effective date have been cancelled under the Plan of Reorganization (Note 1).

Warrants - Reorganized Company

Pursuant to the Plan of Reorganization and a Warrant Agreement, the Company issued warrants to prior stockholders for the purchase of an aggregate of 131,579 shares of common stock. The exercise price under the warrants is $13.30 per share and the warrants expire October 3, 2002. The agreement includes anti-dilution provisions for the adjustment of number of shares and exercise price upon the occurrence of certain events.

(12)   EMPLOYEE STOCK PURCHASE PLAN

In March 1993, the Board of Directors adopted, and the shareholders approved, an employee stock purchase plan ("ESPP") which provide employees of the Company with an opportunity to purchase common stock of the Company at 85% of fair market value through payroll deductions. The maximum number of shares that may be sold under the ESPP is 225,000 subject to adjustments upon changes in capitalization of the Company. During fiscal 1996 and 1997, 5,378, and 38,332 shares, respectively, of common stock were purchased through this plan for $24,090 and $34,279, respectively. The Board of Directors has designated the Compensation Committee to administer the ESPP. On February 29, 1996, 198,883 shares were available to be granted under the plan. The ESPP was discontinued effective June 30, 1996.


(13)   EMPLOYMENT AGREEMENTS

Predecessor Company

The Company's CEO entered into an employment agreement with the Company with a term expiring on February 28, 1999, which provides for his employment as Chief Executive Officer. This agreement provides for a base salary of $375,000 annually and for quarterly bonuses of up to 3% of pre-tax net profits dependent on the achievement of pretax net profit and other performance objectives. The Company may terminate the agreement before the end of its term if certain performance objectives have not been achieved. The Company may also terminate the agreement without any cause by providing severance pay equal to two times current base salary plus bonus for the four preceding quarterly periods.

The CEO also entered into two compensation agreements with the Company. Under one of these agreements, the CEO received the sum of $155,000 in cash on March 1, 1992, representing payment of accrued deferred compensation, and an additional deferred compensation credit of $100,000 that may be applied only to offset the purchase price of stock options awarded to the CEO which are described in Note 9.

Under the other agreement, a deferred compensation account in the amount of $1,855,000 was established for the CEO which vests at the rate of one seventh on March 1 in each of the years 1993 through 1999. The vested portion, in general, may be applied only to offset the purchase price of stock options granted to the CEO. If, on any March 1 vesting date, the fair market value of the Company is determined to be less than $40 million, the vesting schedule is delayed by one year.

Under the Plan of Reorganization, all employment contracts or agreements between the CEO and the Company were unsecured claims and the contracts terminated.

Reorganized Company

Effective September 30, 1997, the Company entered into an employment agreement with it's new president and CEO with a term of three years at a base salary of $104,000 annually through October 31, 1997 and $208,000 annually thereafter through September 30, 2000. Other benefits typical of such agreements are also provided. The Company may terminate the agreement before the end of its term for cause. The Company may also terminate the agreement without any cause by providing severance pay equal to the base salary for the unexpired portion of the agreement plus one year. The Company is obligated to pay the base salary for the unexpired portion of the agreement upon the death, disability or reduction in title or duties of the executive.


(14)   STOCKHOLDERS' EQUITY

Stock Registration Rights

Effective with the Plan of Reorganization, the Company entered into a Common Stock Registration Rights Agreement with the stockholders who received Senior Secured Notes. The agreement provides these holders with the right for one demand upon the Company, after the earlier of 30 months from the date of the agreement or six months after a registration statement for an underwritten public offering becomes effective, for the filing of a stock registration statement with respect to their shares. The Company is liable for liquidated damages in the event of a default.

Stockholders Agreement

Effective with the Plan of Reorganization, Nu-Tech entered into a Stockholders Agreement with certain of the stockholders who received Senior Secured Notes.
The agreement provides for restrictions on transfers of stock and rights to acquire additional shares pro rata to their holdings if additional shares are issued or transferred by the Company. The agreement also provides rights to Nu-Tech to designate 3 members of the 5 member board of directors and the other stockholders to designate 2 members, as long as certain ownership percentage is maintained. Corporate governance provisions include limitations on certain issuance of securities, merger or sale, capital expenditures, issuance of debt, or modifications to the certificate of incorporation, bylaws or the president's employment agreement without at least one vote of a director designated by the stockholder group.


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(14)   STOCKHOLDERS' EQUITY - CONTINUED

The agreement was amended in June 1998 in conjunction with a loan of $4 million to the Company (Note 5). The agreement as amended provides the lender stockholder with the right to elect the majority of the board and provides Nu-Tech the rights under the corporate governance provisions above. In addition, Nu-Tech has granted to the lender stockholder an exclusive option to purchase Nu-Tech's shares of the Company for a price of $10 million. The option is exercisable upon certain actions of the board, subject to Nu-Tech stockholder approval. The amended agreement also has a buy-sell provision at defined prices.

Certificate of Incorporation

The Certificate of Incorporation provides the same purchase rights as under the original Stockholders Agreement to all stockholders who received Senior Secured Notes. The Company shall reserve shares of common stock for issuance under the rights. The purchase rights terminate upon an initial public offering.


(15) LEGAL PROCEEDINGS

Prepetition Litigation

As discussed previously, on November 8, 1996 (Petition Date), the Company and its subsidiaries commenced reorganization cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Under chapter 11, actions to enforce certain claims against the Company are stayed if the claims arose, or are based on, events that occurred on or before the Petition Date. The ultimate terms of settlement of these claims will be determined in accordance with the terms of the Plan confirmed by the Bankruptcy Court on April 18, 1997. The majority of prepetition claims have been settled. Any remaining pending litigation is limited to participation in the unsecured creditors class settlement under the Plan and will not have a material financial impact on the Company.

In the ordinary course of business, several lawsuits have been filed against the Company by former employees alleging, among other things, employment discrimination and harassment, fraud, wrongful (including retaliatory) discharge in violation of public policy, and related claims, including intentional and negligent infliction of emotional distress, loss of consortium, breach of contract and breach of the covenant of good faith and fair dealing. A number of such suits include claims against current employees of the Company. Any existing indemnification arrangements between any such employees and the Company with respect to such claims are subject to the terms of the Plan as prepetition claims, as described above.

Additionally, several lawsuits have been filed against the Company by former patients alleging medical malpractice and requesting punitive damages. Notwithstanding the limitations on the Company's liability exposure resulting from the bankruptcy proceedings, as described above, the Company does not expect these matters, either individually or in the aggregate, to have a material adverse effect on the financial condition of the Company. Moreover, the Company believes that its insurance policies may cover some or all judgments against the Company, if any, in these matters.

Postpetition Litigation

On or about January 22, 1997,  Taylor R.  McKeeman,  the  Company's  former Vice
President for Laboratory Operations, filed a Request for Payment of Administrative Expense with respect to a prepetition Separation Agreement between the Company and Mr. McKeeman. Under the Separation Agreement, Mr. McKeeman is entitled to receive a severance payment in the event he is terminated after a "Change in Control" occurs, as such term is defined in the Separation Agreement. This request was denied by order of the Bankruptcy Court, entered on March 19, 1997, because (i) no Change in Control occurred prior to the termination of Mr. McKeeman's employment and (ii) any claim of Mr. McKeeman against the Company's bankruptcy estates arising out of the Separation Agreement constitutes a prepetition claim. Mr. McKeeman filed a notice of appeal on or about March 5, 1997. On February 2, 1998, the Bankruptcy Court found in favor of the Company and dismissed Mr. McKeeman's appeal.

On June 9, 1998, Richard M. Brooks, the Company's former Senior Vice-President and Chief Financial Officer, filed an Amended Proof of Administrative Claim and Request for Payment Based Upon Post-Petition Torts seeking in excess of $3,000,000 in damages for (a) the allegedly tortious termination of Brook's employment with the Company and (b) allegedly defamatory statements made by the Company's chief executive officer about Brooks. The Company filed its Debtors' Objection to and Motion for Summary Judgment of Mr. Brooks' Amended Proof of Claim. On August 12, 1998, the Court denied the motion. The matter is currently in discovery stages. The Company believes the claim has no merit and intends to defend vigorously against the matter; however, the outcome cannot be predicted. If Mr. Brooks were to prevail on either part of this Claim, the Company would incur an administrative expense claim against its Chapter 11 estate in an amount which would be fixed by the Bankruptcy Court. It is reasonably possible the outcome could have a material financial impact on the Company.

In the ordinary course of business, two related complaints have been filed against the Company with the Department of Fair Employment and Housing (DFEH) and the Equal Employment Opportunity Commission by former employees alleging wrongful termination and discrimination. The Company has denied all allegations. One complaint has been closed by the DFEH for lack of probable cause. It is not possible to estimate the outcome of these complaints.

In the ordinary course of business, several lawsuits have been filed against employees of the Company, and the Company has filed suit against former employees of the Company which resulted in countersuits against the Company, relating to alleged violations of employee agreements not to compete. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company.

Regulatory Investigation

In April of 1997, the Company received a subpoena to furnish certain documents to the United States Department of Defense ("DOD") with respect to the Company's Civilian Health and Medical Program of Uniformed Services ("CHAMPUS") billing practices. In late May 1997, the Company was notified that its Medicare and MediCal billing practices also were undergoing review by the United States Department of Health and Human Services ("HHS"), and in early June of 1997, the Company received a subpoena to furnish certain documents to HHS in connection with such review. The Company cooperated with DOD and HHS in such investigations and in August 1997 entered into a settlement agreement, which was approved by the Bankruptcy Court in September 1997. Under the settlement, the Company agreed to pay $2 million to the United States, $200,000 immediately and the balance over six years (Note 5). The Company also entered into a 5 year corporate integrity agreement with HHS to provide for an internal corporate compliance plan. The settlement releases the Company and its president from civil and criminal liability. Should the Company default on any provisions under the agreement, the government may offset any remaining unpaid balance against monies due the Company under any government program and may exclude the Company from participation in the Medicare and State health care programs.

Subsequent to reaching agreement with the United States, the Company proposed and reached a settlement with the State of California with respect to billing practices under the MediCal program. The terms of the agreement are similar to the agreement with the United States except the Company paid $100,000 in cash to the state.

(16)   ACQUISITIONS

In February 1997, the Company purchased 100% of the common stock of MSI from Nu-Tech for $7,643,183. The Company accounted for the transaction using the purchase method of accounting and included MSI in the accompanying financial statements at February 28, 1997. There is no operating activity of MSI included in the statement of operations of the Company for the year ended February 28, 1997. Under the Plan of Reorganization, MSI was legally merged into the Company effective October 3, 1997.

Pro forma results of operations are as follows for the year ended February 29, 1996 and February 28, 1997 (unaudited++):

                                      1996                1997
                                  -------------      ----------------

Net revenue                   $   105,093,420        $   75,125,077
Net loss                      $  (81,920,908)        $  (102,004,130)
Net loss per common share                 *                      *

*Loss per share amount relates to the predecessor company and is not meaningful due to the reorganization (Note 1).


(17)   SUBSEQUENT EVENT - SALE OF BUSINESS

On April 5, 1999, the Company entered into an Asset Purchase Agreement for the sale of the business and substantially all assets to Unilab Corp for a total purchase price of approximately $40 million. The purchase price includes approximately $9 million cash, one million shares common stock of Unilab, assumption of approximately $3 million in liabilities, and a convertible note for $25 million. The note has a 7.5% interest rate, with $10 million annual principal payments, which may be paid in cash or in shares of Unilab common stock, at Unilab's option, at a $3.00 per share conversion price for 75% of the note, with the balance converting at then-current market price. The stock is subject to a registration rights agreement. The agreement also provides for the merger of Bio-Cypher Funding Corp. into the Company prior to closing, and repayment of the credit facility with Daiwa.

As a result of the agreement, the Company reevaluated the recoverability of the excess reorganization value based upon an estimated loss on the sale, including costs of disposal. The Company recorded an additional write-down of $10.6 million, resulting in a total write-down of excess reorganization value of approximately $45.3 million.

The Company intends to begin liquidation after the sale.